EXHIBIT NO 99.2

                         ANNUAL STATEMENT OF COMPLIANCE

                           PREMIER AUTO FINANCE, INC.

             OFFICER'S CERTIFICATE / ANNUAL STATEMENT OF COMPLIANCE

The undersigned certifies that he is President of Premier Auto Finance, Inc. (Premier), and that as such is duly authorized to execute and deliver this certificate on behalf of Premier, as Servicer, in connection with the Sale and Servicing Agreement (the Sale and Servicing Agreement) dated as of August 24, 2000 by and among Premier, as Servicer, Dealer Auto Receivables Corp. (DARC), The Bank of New York, as Indenture Trustee and Dealer Auto Receivables Owner Trust 2000-1 (Issuer), (all capitalized terms used herein without definition having the respective meaning set forth in the Sale and Servicing Agreement), and further certifies and follows:

(1) This Certificate is being delivered pursuant to Section 9.02 and 9.05 of the Sale and Servicing Agreement

(2) A review of the activities of the Servicer during Calendar year 2002 and of Premier's performance under the Sale and Servicing Agreement was made under my supervision.

(3) To my knowledge, based the review, Premier has fully performed all its obligations under the Sale and Servicing Agreement.

It is understood and acknowledged that the undersigned is executing this Certificate not in an individual capacity by solely in his capacity as an officer and is without any personal liability as to the matters contained in this Certificate.

In Witness Whereof, I have affixed by signature hereto as of February 26, 2003.

By: /s/ David Greenberg
    --------------------------------

Printed Name:  David Greenberg
Title:         CEO